                                                                      EXHIBIT 11

                        COMPUTATION OF EARNINGS PER SHARE

A reconciliation of basic to diluted earnings per share for the nine months ended December 31, 1999 and 1998 is as follows:

                                                      1999                                1998
                                         ------------------------------      ------------------------------
                                             BASIC            DILUTED           BASIC             DILUTED
                                         ------------      ------------      ------------      ------------
Net loss                                 $   (507,472)     $   (507,472)     $ (2,944,343)     $ (2,944,343)
                                         ============      ============      ============      ============

Weighted average number of common
      shares outstanding during the
      period                                4,400,210         4,400,210         4,106,755         4,106,755

Net effect of dilutive stock options
      based on the treasury stock
      method at market prices                      --                --                --                --
                                         ------------      ------------      ------------      ------------

Shares used for computation                 4,400,210         4,400,210         4,106,755         4,106,755
                                         ============      ============      ============      ============

Net loss per share                       $      (0.12)     $      (0.12)     $      (0.72)     $      (0.72)
                                         ============      ============      ============      ============

As the Company incurred a net loss for the nine months ended December 31, 1999 and 1998, there were no adjustments for potentially dilutive securities as the adjustments would have been antidilutive.